Exhibit  99.1

For Immediate Release

For More Information:

Michael G. Sanchez

Andy Mus

Chief Executive Officer

Senior Vice President

Coastal Banking Company Inc.

Marsh Communications LLC

904-321-0400

404-327-7662

Coastal Banking Company Pays Cash Dividend

To the U.S. Treasury on TARP Investment

BEAUFORT, S.C., Feb. 13, 2009 – Coastal Banking Company Inc. (OTCBB: CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., declared a quarterly cash dividend of $97,736.11 payable on Feb. 15, 2009, to the U.S. Department of the Treasury, the sole holder of record of 9,950 shares of Coastal Banking Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued on Dec. 5, 2008 under the TARP Capital Purchase Program.  The company contributed a portion of the proceeds from the issuance of its Series A preferred stock to its wholly-owned subsidiary bank.

“The funding we received from the TARP Capital Purchase Program is an investment in our bank, and as responsible stewards of public financing we will strive to ensure that the US taxpayer receives an appropriate return on that investment” said Michael G. Sanchez, chief executive officer. “We have dramatically increased our level of residential mortgage lending since receipt of the TARP proceeds. Our belief is that this is the most effective use of the TARP capital, as improving the housing market is a key to the recovery of the overall economy.”

“CBC National Bank funded more than $130 million of new residential mortgage loans during December 2008 and January 2009 on the strength of the U.S. Treasury’s investment in Coastal Banking Company,” said Paul Garrigues, chief financial officer. “That represents more than 13 times the amount of preferred stock our company sold to the Treasury, and is an increase of more than 60 percent, or $25 million, in average monthly loan originations as compared to the first eleven months of 2008.”

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $441.3 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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